Exhibit 5.1

February 11, 2021

Bite Acquisition Corp.

30 West Street, No. 28F

New York, New York 10004

Re:	Bite Acquisition Corp.

Registration Statement on Form S-1

Ladies and Gentlemen:

Bite Acquisition Corp., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “462(b) Registration Statement”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), which relates to the Company’s Registration Statement on Form S-1, as amended (File No. 333-252406) (the “Registration Statement”), initially filed by the Company on January 25, 2021 and declared effective by the Commission on February 11, 2021. The 462(b) Registration Statement relates to the underwritten public offering by the Company of up to an additional 2,875,000 units of the Company (the “Units”) (including up to 375,000 Units subject to the Underwriters’ (as defined below) option to purchase additional Units), each Unit consisting of:

(i)       one share of the Company’s common stock, par value $0.0001 per share (“Common Stock,” and the shares of Common Stock underlying the Units, the “Shares”), for an aggregate of up to 2,875,000 Shares (including up to 375,000 Shares included in the Units subject to the Underwriters’ option to purchase additional Units); and

(ii)      one-half of one redeemable warrant (each whole warrant, a “Warrant”) with each Warrant entitling the holder to purchase one share of Common Stock, for an aggregate of up to 1,437,500 Warrants (including up to 187,500 Warrants included in the Units subject to the Underwriters’ option to purchase additional Units) to be issued under a Warrant Agreement (the “Warrant Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and EarlyBirdCapital, Inc., as representative of the several underwriters named therein (the “Underwriters”). We have acted as counsel to the Company in connection with the preparation and filing of the 426(b) Registration Statement and this opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined copies of such corporate records, agreements, documents and other instruments of the Company and other certificates and documents of officials of the Company, public officials, and others, as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified, or reproduced copies. We have also assumed that (i) upon sale and delivery of the Units, the Shares, and the Warrants, the certificates representing such Units, Shares, and Warrants will conform to the specimens thereof filed as exhibits to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar or, if uncertificated, valid book-entry notations for the issuance of the Units, the Shares, and the Warrants in uncertificated form will have been duly made in the register of the Company and (ii) at the time of execution, countersigning, issuance, and delivery of the Warrants, the Warrant Agreement will be a valid and binding obligation of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms. In addition, in providing the opinions herein, we have relied, with respect to matters related to the Company’s existence, upon the certificates referenced above.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that:

1. When the Underwriting Agreement and the Warrant Agreement have been duly executed and delivered by the respective parties thereto and the Units, the Shares, and the Warrants have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Units and the Shares and Warrants included in the Units will be duly authorized, validly issued, fully paid and non-assessable.

2. When the Underwriting Agreement and the Warrant Agreement have been duly executed and delivered by the respective parties thereto and the Warrants have been duly executed by the Company and duly countersigned by the Warrant Agent in accordance with the terms of the Warrant Agreement and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, the Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto and the Units have been duly executed by the Company and delivered by Continental Stock Transfer & Trust Company, as transfer agent, the Units will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. When the Underwriting Agreement and the Warrant Agreement have been duly executed and delivered by the respective parties thereto and the Warrants have been duly executed by the Company and duly countersigned by the Warrant Agent in accordance with the terms of the Warrant Agreement and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, the Shares issuable upon exercise of such Warrants will be duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware. As used herein, the term “General Corporation Law of the State of Delaware” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

C. This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Greenberg Traurig, P.A. Greenberg Traurig, P.A.